Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 5, 2021, relating to the financial statements of Ardmore Shipping Corporation for the years ended December 31, 2020 and 2019, and the effectiveness of Ardmore Shipping Corporation’s internal control over financial reporting as of December 31, 2020, appearing in the Annual Report on Form 20-F of Ardmore Shipping Corporation for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

August 20, 2021